HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [8/07/06]

[$1,079,650,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,079,650,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7

Credit Suisse Securities (USA) LLC
All records

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 5,568

Total Outstanding Loan Balance ($): 1,095,034,662

Total Expected Collateral Balance ($): 1,100,000,100

Total Expected Collateral Balance - Selection ($): 1,100,000,100

Average Loan Current Balance ($): 196,666

:

Weighted Average Original LTV (%) *:  79.6

Weighted Average Coupon (%):  8.26

Arm Weighted Average Coupon (%):  8.15

Fixed Weighted Average Coupon (%):  8.74

Weighted Average Margin (%):  5.92

Weighted Average FICO (Non-Zero):  632

Weighted Average Age (Months):  2

:

% First Liens:  96.2

% Second Liens:  3.8

% Arms:  80.5

% Fixed:  19.5

% Interest Only:  15.3

% of Loans with Mortgage Insurance:  0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51- 6.00	20	5,298,655	0.5	5.87	77.3	693
6.01- 6.50	108	30,513,960	2.8	6.37	75.2	678
6.51- 7.00	477	124,908,472	11.4	6.85	75.6	670
7.01- 7.50	709	169,513,721	15.5	7.33	77.2	660
7.51- 8.00	988	230,341,718	21.0	7.81	78.3	641
8.01- 8.50	721	155,434,074	14.2	8.30	79.5	626
8.51- 9.00	745	152,943,107	14.0	8.80	80.5	607
9.01- 9.50	424	74,454,826	6.8	9.31	82.1	591
9.51- 10.00	398	67,163,498	6.1	9.79	82.9	584
10.01 - 10.50	202	25,751,714	2.4	10.27	83.6	582
10.51 - 11.00	192	20,216,655	1.8	10.79	86.5	600
11.01 - 11.50	191	13,925,159	1.3	11.32	92.1	608
11.51 - 12.00	233	13,868,681	1.3	11.80	96.3	627
12.01 >=	160	10,700,422	1.0	12.57	96.0	619
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632
Max: 17.38
Min: 5.63
Wgt Avg: 8.26

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV*WA	% FICO
401- 425	1	20,361	0.0	11.63	100.0	423
451- 475	3	270,851	0.0	7.63	84.6	456
476- 500	5	772,030	0.1	9.22	76.3	497
501- 525	260	43,311,753	4.0	9.39	72.2	513
526- 550	374	68,724,229	6.3	9.15	74.5	539
551- 575	463	89,917,923	8.2	8.89	77.2	563
576- 600	705	123,746,849	11.3	8.60	80.5	589
601- 625	1,064	177,996,968	16.3	8.36	81.7	613
626- 650	905	181,990,610	16.6	8.09	80.7	639
651- 675	737	156,508,314	14.3	7.92	80.5	662
676- 700	480	112,193,292	10.2	7.84	80.4	687
701- 725	283	66,694,074	6.1	7.67	79.9	711
726- 750	139	35,449,494	3.2	7.48	78.6	736
751- 775	93	22,769,476	2.1	7.66	80.0	762
776- 800	52	13,234,181	1.2	7.42	80.0	787
801- 825	4	1,434,256	0.1	7.47	80.2	806
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632
Max: 809
Min: 423
Wgt Avg: 632

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	415	14,782,577	1.3	11.13	93.3	628
50,001 - 100,000	1,067	80,444,596	7.3	9.44	82.7	616
100,001 - 150,000	1,021	127,594,941	11.7	8.59	78.3	616
150,001 - 200,000	960	168,275,753	15.4	8.27	78.7	622
200,001 - 250,000	642	143,464,174	13.1	8.14	78.3	625
250,001 - 300,000	450	122,921,826	11.2	8.04	78.8	630
300,001 - 350,000	273	88,705,607	8.1	7.97	79.3	639
350,001 - 400,000	223	83,449,154	7.6	8.08	79.7	634
400,001 - 450,000	158	67,274,641	6.1	7.74	79.5	650
450,001 - 500,000	146	69,721,293	6.4	7.73	79.9	651
500,001 - 550,000	74	38,865,461	3.5	8.01	81.9	662
550,001 - 600,000	54	31,021,222	2.8	7.98	79.4	650
600,001 - 650,000	39	24,226,507	2.2	7.94	80.8	659
650,001 - 700,000	22	14,980,413	1.4	8.63	82.9	647
700,001 - 750,000	11	8,050,577	0.7	8.44	78.9	634
750,001 - 800,000	5	3,874,827	0.4	8.51	85.7	625
800,001 - 850,000	4	3,266,509	0.3	7.97	86.2	630
900,001 - 950,000	2	1,880,586	0.2	7.72	67.0	702
1,000,001 >=	2	2,234,000	0.2	8.16	78.3	652
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632
Max: 1,149,999.99
Min: 12,383.40
Avg: 196,665.71

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	165	23,139,711	2.1	8.01	41.8	603
50.1 - 55.0	66	12,057,551	1.1	8.12	52.7	605
55.1 - 60.0	120	22,214,591	2.0	8.01	58.0	597
60.1 - 65.0	169	34,905,250	3.2	7.99	63.3	591
65.1 - 70.0	258	52,284,983	4.8	8.24	68.9	595
70.1 - 75.0	687	140,971,879	12.9	7.82	74.5	628
75.1 - 80.0	2,098	483,950,119	44.2	7.91	79.8	652
80.1 - 85.0	504	111,588,064	10.2	8.63	84.5	601
85.1 - 90.0	571	131,889,228	12.0	8.65	89.7	616
90.1 - 95.0	112	23,420,264	2.1	8.96	94.6	640
95.1 - 100.0	818	58,613,024	5.4	10.76	99.9	646
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632
Max: 100.0
Min: 10.7
Wgt Avg: 79.6

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	1,428	261,466,884	23.9	8.80	80.2	623
0.50	23	3,410,543	0.3	8.57	84.1	639
1.00	307	79,046,632	7.2	8.32	78.2	649
2.00	1,976	407,591,155	37.2	8.21	80.1	627
3.00	1,756	331,502,488	30.3	7.89	79.0	641
5.00	78	12,016,960	1.1	8.27	74.6	619
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Full	3,400	592,697,553	54.1	8.12	79.6	616
Reduced	715	168,326,710	15.4	8.34	80.9	660
Stated Income / Stated Assets	1,446	331,462,485	30.3	8.47	78.9	644
No Income / No Assets	7	2,547,914	0.2	8.12	83.7	711
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	5,253	1,037,507,509	94.7	8.23	79.6	631
Second Home	34	6,941,072	0.6	8.59	82.8	646
Investor	281	50,586,080	4.6	8.98	80.1	646
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	1,085	335,924,526	30.7	7.82	78.7	649
Florida	797	143,852,002	13.1	8.39	78.9	621
Illinois	303	58,130,737	5.3	8.83	82.1	620
Arizona	278	55,340,799	5.1	8.24	79.8	635
New York	183	52,421,325	4.8	8.30	76.6	634
Washington	224	46,160,535	4.2	7.97	79.3	634
Maryland	149	32,366,427	3.0	8.66	77.9	605
Nevada	154	31,782,358	2.9	8.05	79.1	639
Virginia	154	30,560,697	2.8	8.32	79.0	618
Oregon	169	29,405,767	2.7	8.08	80.0	635
Georgia	171	23,581,059	2.2	8.87	81.6	612
New Jersey	97	23,021,683	2.1	8.67	77.2	626
Colorado	148	21,670,125	2.0	8.18	82.5	637
Ohio	224	20,720,818	1.9	8.61	85.1	621
Texas	140	14,303,847	1.3	8.90	79.9	625
Other	1,292	175,791,958	16.1	8.65	81.5	618
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632

Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	2,727	504,512,241	46.1	8.18	81.9	659
Refinance - Rate Term	324	60,270,986	5.5	8.35	79.6	611
Refinance - Cashout	2,517	530,251,434	48.4	8.33	77.5	608
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV* WA
Product	Loans	Balance	Balance	%	% FICO
Arm 2/28	1,906	413,018,826	37.7	8.28	79.5	628
Arm 2/28 - Balloon 40/30	948	249,479,417	22.8	8.17	80.0	625
Arm 2/28 - Balloon 45/30	164	40,491,528	3.7	7.71	79.4	652
Arm 2/28 - Dual 40/30	21	6,751,977	0.6	8.76	78.4	589
Arm 3/27	252	50,153,007	4.6	8.13	79.8	645
Arm 3/27 - Balloon 40/30	133	32,114,591	2.9	8.18	79.2	636
Arm 3/27 - Balloon 45/30	323	71,794,551	6.6	7.61	77.6	659
Arm 5/25	45	10,092,413	0.9	7.66	75.5	665
Arm 5/25 - Balloon 40/30	27	6,191,532	0.6	7.86	77.4	648
Arm 5/25 - Balloon 45/30	6	1,498,972	0.1	7.16	78.1	673
Fixed Balloon 30/15	409	27,101,582	2.5	11.47	98.6	662
Fixed Balloon 40/30	206	31,756,514	2.9	8.66	78.9	623
Fixed Balloon 45/30	179	28,561,902	2.6	8.27	79.8	618
Fixed Balloon 50/30	16	4,977,753	0.5	7.36	72.3	626
Fixed Rate	933	121,050,097	11.1	8.32	77.4	626
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV* WA
Property Type	Loans	Balance	Balance	%	% FICO
Single Family Residence	4,285	806,456,932	73.6	8.23	79.5	629
PUD	663	148,760,523	13.6	8.29	81.1	634
2 Family	243	60,676,075	5.5	8.29	78.4	641
Condo	269	49,144,665	4.5	8.26	79.9	645
3-4 Family	108	29,996,468	2.7	8.82	78.3	660
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* WA % FICO
0.01 - 4.00	75	19,481,632	2.2	7.35	77.8	686
4.01 - 4.50	66	19,472,976	2.2	7.22	77.8	677
4.51 - 5.00	156	41,806,646	4.7	7.61	78.2	660
5.01 - 5.50	868	216,086,377	24.5	8.06	79.7	633
5.51 - 6.00	1,011	247,263,847	28.0	7.99	78.8	628
6.01 - 6.50	886	186,780,738	21.2	8.31	80.2	630
6.51 - 7.00	351	76,471,137	8.7	8.35	79.1	632
7.01 - 7.50	163	31,951,219	3.6	8.68	78.6	618
7.51 - 8.00	155	27,488,014	3.1	9.15	80.4	600
8.01 - 8.50	59	10,224,500	1.2	9.59	82.5	599
8.51 - 9.00	21	2,623,977	0.3	10.09	89.9	617
9.01 >=	14	1,935,750	0.2	10.31	93.6	603
Total:	3,825	881,586,813	100.0	8.15	79.4	632
Max: 12.50
Min: 2.25 Wgt Avg: 5.92

Months to Rate Reset		No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* WA % FICO
7 - 9		2	404,017	0.0	7.64	85.0	559
10	- 12	12	2,560,212	0.3	6.66	81.3	622
13	- 15	7	888,583	0.1	7.64	75.0	574
16	- 18	32	7,315,677	0.8	7.93	81.4	624
19	- 21	1,167	268,608,480	30.5	8.04	79.3	634
22	- 24	1,824	431,014,855	48.9	8.33	79.8	625
25	- 27	1	327,917	0.0	6.05	80.0	662
28	- 30	5	1,426,859	0.2	8.32	82.9	613
31	- 33	272	61,104,526	6.9	7.80	78.2	654
34	- 36	425	90,152,770	10.2	7.98	78.9	647
37	>=	78	17,782,917	2.0	7.69	76.4	660
Total:		3,825	881,586,813	100.0	8.15	79.4	632
Max: 59 Min: 8 Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* WA % FICO
9.51 - 11.50	18	5,560,397	0.6	6.29	80.3	660
11.51 - 12.00	57	15,017,199	1.7	6.62	74.8	650
12.01 - 12.50	119	32,807,446	3.7	6.84	76.6	659
12.51 - 13.00	416	109,068,774	12.4	7.17	77.8	657
13.01 - 13.50	565	137,304,157	15.6	7.50	78.1	657
13.51 - 14.00	660	165,954,622	18.8	7.99	79.1	640
14.01 - 14.50	503	113,622,117	12.9	8.30	79.8	627
14.51 - 15.00	563	126,456,410	14.3	8.56	80.7	623
15.01 - 15.50	346	70,881,735	8.0	8.94	81.6	610
15.51 - 16.00	281	56,006,701	6.4	9.39	81.4	594
16.01 - 16.50	129	22,691,040	2.6	9.95	81.7	582
16.51 - 17.00	98	16,625,999	1.9	10.07	81.3	571
17.01 - 17.50	38	5,255,520	0.6	10.86	80.8	553
17.51 - 18.00	22	3,114,543	0.4	11.06	76.4	533
18.01 >=	10	1,220,152	0.1	11.92	76.5	527
Total:	3,825	881,586,813	100.0	8.15	79.4	632
Max: 18.99
Min: 10.63 Wgt Avg: 14.12

Minimum Rate (%)		No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* WA % FICO
<= 4.50		15	3,734,495	0.4	7.77	80.0	699
4.51	- 5.00	3	481,726	0.1	7.57	80.0	670
5.01	- 5.50	9	2,900,399	0.3	7.36	68.5	662
5.51	- 6.00	41	10,739,308	1.2	6.90	76.8	654
6.01	- 6.50	90	25,471,848	2.9	6.52	77.3	673
6.51	- 7.00	387	101,997,951	11.6	6.97	77.0	670
7.01	- 7.50	570	140,485,602	15.9	7.34	77.8	661
7.51	- 8.00	756	187,467,359	21.3	7.81	79.1	644
8.01	- 8.50	568	130,308,113	14.8	8.30	79.8	629
8.51	- 9.00	559	126,304,489	14.3	8.80	80.5	606
9.01	- 9.50	310	60,684,526	6.9	9.30	82.6	592
9.51	- 10.00	282	54,888,466	6.2	9.79	82.9	582
10.01 - 10.50		126	18,598,789	2.1	10.29	81.6	565
10.51 - 11.00		62	10,178,694	1.2	10.78	80.4	562
11.01 - 11.50		26	4,364,841	0.5	11.27	81.4	565
11.51 >=		21	2,980,207	0.3	12.06	75.9	534
Total:		3,825	881,586,813	100.0	8.15	79.4	632
Max: 12.49
Min: 2.25 Wgt Avg: 8.08

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* WA % FICO
1.00	3	463,643	0.1	9.17	77.9	578
1.50	414	93,530,990	10.6	8.40	78.2	631
2.00	927	219,341,907	24.9	8.49	79.1	607
3.00	2,438	558,946,866	63.4	7.97	79.8	642
5.00	27	5,374,208	0.6	8.09	74.9	651
6.00	16	3,929,200	0.4	7.72	80.0	694
Total:	3,825	881,586,813	100.0	8.15	79.4	632
Wgt Avg: 2.62

Subsequent Periodic Cap (%)		No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* WA % FICO
1.00		3,366	777,136,044	88.2	8.12	79.6	632
1.50		436	98,789,823	11.2	8.34	78.2	630
2.00		23	5,660,946	0.6	7.95	78.0	669
Total:		3,825	881,586,813	100.0	8.15	79.4	632
Wgt Avg:	1.06

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* WA % FICO
0	5,014	927,625,440	84.7	8.39	79.6	625
24	3	853,500	0.1	7.74	75.2	610
60	544	164,775,881	15.0	7.54	79.5	671
120	7	1,779,841	0.2	7.09	80.0	697
Total:	5,568	1,095,034,662	100.0	8.26	79.6	632